                                                                    Exhibit 14.1


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (no. 333-01824 and no. 333-105611) of our report dated 21 November 2003 relating to the consolidated financial statements of The BOC Group plc, which appear in this Annual Report on Form 20-F for the year ended September 30, 2003.



/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
London, England
10 December 2003